EXHIBIT 10.2

CALLWAVE, INC.

STOCKHOLDERS’ AGREEMENT

February 12, 2004

STOCKHOLDERS’ AGREEMENT (the “Agreement”) dated as of February 12, 2004 (the “Closing Date”), among CALLWAVE, INC., a California corporation (the “Corporation”), the Investors (defined herein), the Major Stockholders (defined herein) and the Management Members (defined herein).

PREAMBLE

WHEREAS, each Stockholder owns, as of the Closing Date, that number of Shares set forth opposite such Stockholder’s name on Annex I hereto;

WHEREAS, each of Delphi Ventures, LLC (“Delphi”), Summerhill Trust, David Hofstatter and David Trandal entered into First-Refusal Agreements with the Corporation, each of which is dated as of November 22, 2003 (collectively, the “First Refusal Agreements”); and

WHEREAS, the Stockholders believe it to be in the best interest of the Corporation and the Stockholders to provide for the continued stability of the business and policies of the Corporation and its Subsidiaries, as the same may exist from time to time.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any (i) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (ii) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of such Person, in the case of individuals, specified in clause (ii) above) or any trust entered into the benefit of any of the foregoing and (iii) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Sale” shall have the meaning set forth in Section 3.5 hereof.

“Board” means the Board of Directors of the Corporation.

“Charter” means the Sixth Amended and Restated Articles of Incorporation of the Corporation in effect as of the Closing Date, as the same may be amended, modified or supplemented after the Closing Date.

“Common Stock” means shares of the Corporation’s Common Stock, no par value per share.

“Equity Securities” means all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Excluded Stock” means:

(a) a number of Equity Securities not to exceed in the aggregate 10% of the Corporation’s Common Stock, calculated on a fully-diluted basis, per annum, issued or granted to employees, consultants, or directors of the Corporation pursuant to any compensatory equity arrangement (e.g., stock option plan, stock purchase plan, etc.);

(b) a number of Equity Securities not to exceed in the aggregate 3% of the Corporation’s Common Stock, calculated on a fully-diluted basis, per annum, issued or granted to customers, suppliers, and other Persons (other than employees, consultants, and directors of the Corporation);

(c) any Equity Securities issued by the Corporation in a QIPO;

(d) any Equity Securities issued upon the exercise, conversion or exchange of any shares of the Corporation’s Preferred Stock outstanding on the Closing Date and other derivative Equity Securities, in each case issued in compliance with (or not otherwise in violation of) Article III;

(e) any Equity Securities issued by the Corporation to the seller(s) of a business (provided such sellers are not Affiliates of the Corporation) in connection with an acquisition of such sellers’ business, provided that such acquisition is approved by the Board;

(f) any Equity Securities issued as a stock dividend or upon any stock split or other subdivision or combination of Common Stock; and

(g) any Equity Securities issued by the Corporation as an “Equity Kicker” in connection with a bona fide debt financing or lease transaction (provided that the lender or lessor thereunder is not an Affiliate of the Corporation) that has been approved by the Board.

“Excluded Transfer” means the Transfer of Shares pursuant to any one of the equity arrangements identified below:

(a) Exercise of an option granted by David Hofstatter to Peter Sperling (“Sperling”) to purchase 250,000 shares of Common Stock at an exercise price of $1.00 per share;

(b) Exercise of an option granted by Delphi to David Brahm to purchase 20,000 shares of Common Stock at an exercise price of $0.60 per share;

(c) Exercise of an option granted by Delphi to Sperling to purchase 250,000 shares of Common Stock at an exercise price of $1.00 per share;

(d) Exercise of an option granted by Delphi to Andy Winchester to purchase 100,000 shares of Common Stock at an exercise price of $0.01 per share;

(e) Exercise of foreclosure rights possessed by Andy Winchester on 25,000 shares of Common Stock held in the name of Delphi; or

(f) Exercise of foreclosure rights possessed by the Corporation on 752,689 shares of Common Stock held in the name of Jason Spievak.

“Group” means:

(a) in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouse, parent, sibling or descendants of such Stockholder, (iii) all trusts for the benefit of such Stockholder, and (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing and (v) all Affiliates of such Stockholder;

(b) in the case of any Stockholder that is a partnership, (i) such Stockholder, (ii) its limited, special and general partners, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates and employees of and consultants to, such Stockholder or any of its Affiliates; and

(c) in the case of any Stockholder which is a corporation or a limited liability company, (i) such Stockholder, (ii) its stockholders or members as the case may be, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Stockholder;

“Investor Director” shall have the meaning set forth in Section 2.1(b).

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated as of May 31, 2001 among the Corporation and the other parties thereto, as amended, modified or supplemented from time to time, including without limitation, the amendment thereto to be dated as of the date hereof (the “IRA Amendment”)

“Investors” means the Persons designated on the signature pages hereto as “Investors” and any Transferee of such Persons.

“Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Investors.

“Liquidity Event” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) any Sale of the Corporation.

“Major Stockholder” means Sperling, New Millennium Partners II, LP and Woodland Venture Fund, LP.

“Major Stockholder Shares” means all Equity Securities held at any time during the term of this Agreement by any Major Stockholder.

“Management Member” means Delphi Ventures, LLC, David F. Hofstatter, Jason Spievak and David S. Trandal.

“Management Shares” means all Equity Securities held at any time during the term of this Agreement by any Management Member.

“New Securities” means any and all issuances of Equity Securities made by the Corporation, other than the Excluded Stock, to any Person.

“Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Preferred Stock” means the Corporation’s Preferred Stock, no par value per share.

“Pro Rata Amount” means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of shares of Common Stock held by such Stockholder by (ii) the aggregate number of shares of Common Stock held by all Stockholders or class of Stockholders (as applicable), assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for Common Stock and the exercise of all vested and “in the money” options to purchase or rights to subscribe for Common Stock (including warrants) or such convertible or exchangeable securities.

“QIPO” means the consummation of the first firm commitment underwritten public offering of the Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, pursuant to which the Corporation has (i) generated at least $10,000,000 of aggregate proceeds (net of underwriting discounts and commissions), (ii) sold its shares of capital stock in such offering at a price of not less than $5.00 per share, and (iii) sold its shares of capital stock in such offering at a price per share that is at least equal to the product determined by multiplying (x) the Original Purchase Price of the Series D Preferred Stock (as such terms are defined in the Charter) then in effect (as adjusted for stock splits, stock dividends, and other capital adjustments with respect to such shares by (y) three and three tenths (3.3).

“Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the

Corporation, or (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding capital shares of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital shares of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple sales) of one or more Subsidiaries of the Corporation (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof by and among the Corporation, the Investors and other parties named therein, as amended, modified or supplemented from time to time.

“Series E Majority” means the holders of not less than a majority of the Investor Shares.

“Series E Preferred Stock” means the Corporation’s Series E Preferred Stock, no par value per share.

“Series E-1 Preferred Stock” means the Corporation’s Series E-1 Preferred Stock, no par value per share.

“Shares” means all Investor Shares, all Major Stockholder Shares and all Management Shares. Any reference to a number of “Shares” shall treat each share of Preferred Stock as the number of shares of Common Stock into which it is then convertible pursuant to the Charter and any warrants or convertible securities as the number of shares of Preferred Stock or Common Stock for which it is then exercisable or convertible.

“Stockholders” means the Investors, the Major Stockholders, the Management Members and any party to whom Shares are Transferred in compliance with Article III of this Agreement.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose Equity Securities or voting securities are directly or indirectly owned or controlled by such Person.

“Tax” means any of the Taxes and “Taxes” means, with respect to any Person, (i) all income Taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended, or any other applicable law) of another Person, (B) being a member of an affiliated, combined, consolidated or unitary group or (C) any contractual liability.

“Termination Date” means the earlier to occur of: (i) the closing of a QIPO and (ii) the closing of a Liquidity Event.

“Third Party” means, with respect to any Stockholder, any Person that is not (i) the Corporation, (ii) a member of the Group of such Stockholder or (iii) an Affiliate of such Stockholder.

“Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Shares, either voluntarily or involuntarily and with or without consideration excluding by employees to the Corporation upon a termination of employment or by any Investors to the Corporation.

“Transferee” means any Person to whom a Stockholder shall Transfer Shares.

ARTICLE II

BOARD REPRESENTATION

2.1 Board Representation.

(a) The Corporation and the Stockholders shall take such corporate actions as may be required to ensure that (i) the number of directors constituting the Board is at all times seven, and (ii) the presence of four directors is required to constitute a quorum of the Board. Notwithstanding the foregoing or anything to the contrary contained in the by-laws of the Corporation, the Corporation, and the Major Stockholders and the Management Members (to the extent any such Major Stockholder or Management Member, or any Affiliate thereof, is an officer or director of the Corporation), shall utilize commercially reasonable efforts to schedule meetings of the Board and meetings of the Audit Committee (as defined below) at times that are mutually acceptable to all directors.

(b) The holders of a majority of all Investor Shares shall be entitled: (i) to nominate one individual to the Board to serve as director (the “Investor Director”) until his or her respective successor is elected and qualified, (ii) to nominate the successor to the Investor Director and (iii) to direct the removal from the Board of any director nominated under the foregoing clauses (i) or (ii). The Investor Director shall initially be Jerry Murdock.

(c) Each nomination or any proposal to remove the Investor Director from the Board shall be made by delivering to the Corporation a notice signed by holders of not less than 50% of the outstanding Investor Shares. As promptly as practicable, but in any event within ten days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Stockholders.

(d) The holders of a majority of all Investor Shares shall be entitled to designate one individual as a non-participating observer (the “Observer”) to be present at all meetings of the Board and all committees thereof. The Observer shall initially be George McCulloch. The Corporation shall give the Observer the same notice and information with respect to meetings of the Board and all committees thereof; provided, however, that the Observer shall agree to hold all information so provided in confidence and trust; provided, further, that the Corporation reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if the Board determines in good faith that access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Corporation and its counsel or would result in disclosure of trade secrets to the Observer or if the individual designated as the Observer is a direct competitor of the Corporation.

2.2 Voting Agreement.

Beginning on the Closing Date and ending on the earlier to occur of (i) the second anniversary of the Closing Date and (z) the date upon which the Investors sell greater than 35% of the Shares owned by the Investors on the Closing Date, each Stockholder shall vote all Shares held by such Stockholder for the election to the Board of the individual nominated in accordance with Section 2.1 and for the removal from the Board of the director proposed to be removed in accordance with Section 2.1 and shall take all actions required on its behalf to give effect to the agreements set forth in this Section 2.

2.3 Committees; Subsidiaries.

(a) Each Stockholder shall use all reasonable efforts to cause each director of the Corporation to take such corporate actions as may be reasonably required to ensure that (i) the Board authorizes the creation of an audit committee (the “Audit Committee”), and maintains the existence of such committee at all times, (ii) the number directors constituting such committee is, and shall at all times be, three and (iii) the Investor Director, if any, shall be appointed to such committee. The Audit Committee shall approve the engagement of the Corporation’s auditors and approve the audit prior to its issuance each year.

(b) The Corporation and each Stockholder shall take such corporate actions as may be reasonably required to ensure that the composition of the board of directors of all direct and indirect Subsidiaries of the Corporation, other than Liberty Telecom, LLC, a Nevada limited liability company, is identical to the composition of the Board.

2.4 Meetings.

The Corporation shall convene meetings of the Board at least once every three months.

2.5 [Intentionally Omitted.]

ARTICLE III

SHARES

3.1 Limitations on Transfers.

(a) No Transfer of any Shares by any Stockholder shall become effective unless and until the Transferee (unless already subject to this Agreement) executes and delivers to the Corporation a counterpart to this Agreement, agreeing to be treated in the same manner as the transferring Stockholder (i.e., as either an Investor, a Major Stockholder or a Management Member). Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the transferring Stockholder. Any Transfer of Shares by any Stockholder not in accordance with this paragraph shall be void. If not otherwise a party to the Investor Rights Agreement, each Stockholder shall comply and be bound by Article 2 of the Investor Rights Agreement.

(b) No Stockholder shall be permitted to Transfer any Shares or participate in any transaction constituting a Liquidity Event unless all of the holders of Preferred Stock receive the full amounts that they are entitled to receive pursuant to the Charter in connection with a Liquidity Event. In the event of a Liquidity Event, each Stockholder shall use his, her or its best efforts to ensure that the holders of the Investor Shares receive (out of the proceeds of such Liquidity Event distributable to the Corporation’s stockholders) the full amount that they are entitled to receive pursuant to the Charter in connection with a Liquidity Event.

3.2 Right of First Refusal.

(a) Subject to Section 3.5, if any Major Stockholder or Management Member (the “First Offeror”) proposes to Transfer any Shares to any Person other than to a member of the Group of such Stockholder, the First Offeror shall, before such Transfer:

(i) Deliver to the Corporation and the Investors an offer (the “First Offer”) to Transfer such Shares upon the terms set forth in this Section 3.2(a), including (A) the number of Shares to which the First Offer relates (the “Offered Shares”) and the name of the First Offeror, (B) the name and address of the proposed offeree (the “First Offeree”), (C) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the First Offeror as may be reasonably necessary for the Corporation and the Investors to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment offered by the First Offeror. The First Offer shall remain open and irrevocable for a period of 30 days (the “Acceptance Period”) from the date of its receipt by the Corporation and the Investors, and if not received on the same day, whichever day is later.

(ii) Any Investor may accept the First Offer and purchase its Pro Rata Amount of all Offered Shares (with respect to each Investor, its “Full Allotment”), and concurrently therewith, the Corporation may accept the First Offer to purchase the Offered Shares less each Investor’s Pro Rata Amount (the “Remaining Shares”), in either case, by delivering to the First Offeror a notice (the “Acceptance Notice”) in writing within the Acceptance Period.

(iii) If (A) neither any Investor nor the Corporation delivers an Acceptance Notice within the Acceptance Period whereby such Investor agrees to purchase its Pro Rata Amount of all Offered Shares or the Corporation agrees to purchase the Remaining Shares or (B) if after the purchase by the Investor(s) of its Pro Rata Amount of all Offered Shares and/or the purchase by the Corporation of the Remaining Shares, there remains Offered Shares available to purchase, then the First Offeror may Transfer any or all of the Offered Shares not purchased by the Investors or the Corporation, on terms and conditions no more favorable to the First Offeree than are described in the First Offer, within 45 days after expiration of the Acceptance Period. If such Transfer is not made within such 45-day period, the restrictions provided for in this Section 3.2 shall again become effective.

(b) For purposes of this Section 3.2, each Investor may aggregate his, her or its Pro Rata Amount among other Stockholders in his, her or its Group to the extent that such other Stockholders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

(c) Notwithstanding the foregoing, (i) each Investor, each Major Stockholder and each Management Member may Transfer Shares to any member of its respective Group and (ii) each Management Member may further Transfer Shares to any other Management Member, in either case, without being subject to the restrictions provided for in this Section 3.2; provided, however, that any such Transferees receiving Shares pursuant to this Section 3.2(c), shall comply with Sections 3.1 hereof.

(d) Effective as of the Closing Date, the rights and obligations of the parties contained in Section 1 of each First-Refusal Agreement are hereby terminated, with all such rights provided for therein superseded by the rights contained in this Section 3.2. Notwithstanding the foregoing, the termination of the rights and obligations of the parties under Section 1 of each First-Refusal Agreement shall not be deemed to terminate or amend any other rights of the parties contained therein.

(e) Notwithstanding the foregoing, the First Offer rights described in this Section 3.2 shall not be apply to any Excluded Transfer.

3.3 Co-Sale Rights.

(a) If a Management Member (the “Co-Sale Offeree”) receives an offer to Transfer any Shares to any Third Party (the “Co-Sale Offeror”), the Co-Sale Offeree shall, at least 30 days before such Transfer:

(i) Deliver a notice (the “Co-Sale Notice”) to the Investors that sets forth substantially the same information as the First Offer in Section 3.2(a)(i) hereof; provided, however, that such Co-Sale Notice shall indicate that the Co-Sale Offeror has been informed of the co-sale rights provided for in this Section 3.3 and has agreed to purchase Shares in accordance with the terms hereof.

(ii) The Co-Sale Offeree shall not Transfer any Shares to the Co-Sale Offeror unless the Investors are permitted to Transfer their respective Pro Rata Amount (based upon the aggregate number of Shares of the Corporation outstanding at such time and held by all Stockholders) of the aggregate number of Shares to which the Co-Sale Offer relates.

(b) The Co-Sale Offeree shall, in addition to complying with the provisions of this Section 3.3, comply with the other provisions of this Article III (it being understood that the notice contemplated by Section 3.2(a)(i) and the Co-Sale Notice contemplated by this Section 3.3 may be included in a single notice).

(c) Within 30 days after delivery of the Co-Sale Notice, each Investor that did not elect to exercise their First Offer rights as contained in Section 3.2 may elect to participate in the proposed Transfer by delivering to such Co-Sale Offeree a notice (the “Tag-Along Notice”) specifying the number of Shares (up to his, her or its Pro Rata Amount (based upon the aggregate number of Shares of the Corporation outstanding at such time)) with respect to which the Investor shall exercise his, her or its rights under this Section 3.3. For purposes of this Section 3.3, each Investor may aggregate his, her or its Pro Rata Amount among other Stockholders in his, her or its Group to the extent that such other Stockholders in his, hers or its Group do not elect to sell their respective Pro Rata Amounts.

(d) Any Shares requested to be included in any Co-Sale Notice shall be Transferred on at least the same terms and conditions as are set forth in the Co-Sale Notice.

(e) Notwithstanding the foregoing, the Co-Sale rights described in this Section 3.3 shall not be apply to an Excluded Transfer.

3.4 First Offer Rights.

(a) If the Corporation proposes to offer New Securities to any Person, the Corporation shall, before such offer, deliver to the Investors and the Major Stockholders (each a “Preemptive Offeree” and collectively, the “Preemptive Offerees”) an offer (the “Offer”) to issue to the Preemptive Offerees, such New Securities upon the terms set forth in this Section 3.4. The Offer shall state that the Corporation proposes to issue New Securities and specify their number and terms (including purchase price). The Offer shall remain open and irrevocable for a period of 20 days (the “First Offer Period”) from the date of its delivery. Each Preemptive Offeree may accept up to its Pro Rata Amount (based on the aggregate number of Shares of the Corporation outstanding at the time of the Offer and held by all Stockholders) of the Offer by delivering to the Corporation a notice (the “Purchase Notice”) within the First Offer Period. The Purchase Notice shall state the number of New Securities such Preemptive Offeree desires to purchase.

(b) The issuance of New Securities to the Preemptive Offerees who delivered a Purchase Notice shall be made on a business day, as designated by the Corporation, not less than 10 and not more than 30 days after expiration of the First Offer Period on those terms and conditions of the Offer not inconsistent with this Section 3.4.

(c) If the number of New Securities exceeds the sum of all First Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions of the Offer to any Person within 90 days after expiration of the First Offer Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.4 shall again become effective.

(d) For purposes of this Section 3.4, each Preemptive Offeree may aggregate his, her or its Pro Rata Amount among other Stockholders in his, her or its Group to the extent that other Stockholders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

3.5 Approved Sale; Sale of the Corporation.

(a) At any time that the holders of a majority of all then outstanding Shares (the “Shareholder Majority”) propose a Sale of the Corporation, the Shareholder Majority shall be entitled to deliver notice to the Corporation that such holders desire the Corporation and/or the Stockholders to enter into agreements with one or more Persons that would result in a Sale of the Corporation (an “Approved Sale”), whereupon all Stockholders and the Corporation shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (i) a merger or consolidation of the Corporation, each Stockholder shall, and hereby agrees to, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and instruct the Board to vote in favor of such Approved Sale, or (ii) a sale of shares of capital stock, each Stockholder shall, and hereby agrees to, sell their Shares on the terms and conditions approved by the Shareholder Majority. All Stockholders and the Corporation shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (B) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below. Notwithstanding any other provision of this Article III, the Stockholders shall not be required to comply with, and shall have no rights under, Section 3.1 through 3.4 in connection with any Approved Sale.

(b) The Corporation shall provide the Stockholders with written notice of any Approved Sale at least ten days prior to the consummation thereof. Upon the consummation of the Approved Sale, each Stockholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Corporation in accordance with Section 1(a) of the Charter.

(i) if any Stockholders of a class of Shares are given an option as to the form and amount of consideration to be received with respect to Shares in a class, all holders of Shares of such class will be given the same option;

(ii) no Stockholder shall be obligated to pay more than his or its pro rata amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders); and

(iii) in the event that the Stockholders are required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities on a several basis concerning each Stockholder’s valid ownership of his or its Shares, free of all liens and encumbrances, enforceability and each Stockholder’s authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement), then each Stockholder shall not be liable for more than his or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Stockholder (net of broker fees) from such purchaser for his or its Shares (including the exercise price thereof), and, to the extent that an indemnification escrow has been established, such liability shall be satisfied solely out of any funds escrowed for such purpose prior to recourse against such Stockholder.

(c) The parties acknowledge that pursuant to that certain Irrevocable Proxy and Voting Agreement dated February 12, 2004, by and among the Investors and Sperling, the Investors have granted to Sperling the right to vote a portion of the Investors’ Shares with respect to any Sale of the Corporation that would require, under applicable law, approval by the Corporation’s stockholders.

(d) The parties acknowledge that in accordance with Sections 152, 181, and 1201(a) of the California Corporations Code (as in effect from time to time during the term hereof), any Sale of the Corporation that is a “reorganization” under Section 181 of the California Corporations Code (as in effect from time to time during the term hereof) must be approved by the holders of a majority of the outstanding shares of each class of the Corporation’s shares, with each such class voting as a single class rather than by series.

ARTICLE IV

COVENANTS

4.1 Access to Records.

Upon execution of a mutually acceptable non-disclosure agreement, the Corporation and its Subsidiaries shall afford to the Investors and the Major Stockholders and their authorized employees, counsel, accountants and other representatives, (a) full access at the Corporation’s and its Subsidiaries’ offices to true and correct copies of (i) all of its and their books of account, records and properties (including the opportunity to inspect its and their properties at such times as the Stockholders may reasonably request) and (ii) all documents, reports financial data and other information as the Stockholders may reasonably request, and (b) the opportunity to interview, consult with and advise any officer or director, representative, accountant, and other advisor of the Corporation or any of its Subsidiaries regarding the Corporation’s or such Subsidiary’s affairs; provided, however, that the Corporation reserves the right to withhold any information if the Board determines in good faith that access to such information would adversely affect the attorney-client privilege between the Corporation and its counsel.

4.2 Budget.

At least fifteen days prior to the beginning of each fiscal quarter and thirty days prior to the beginning of each fiscal year of the Corporation, respectively, the Corporation shall deliver to the Investors monthly, quarterly and annual management projections and budgets for the Corporation and its Subsidiaries for such fiscal period, in form, methodology, and level of detail consistent with the Initial Budget (as defined in the Securities Purchase Agreement) delivered to the Stockholders and otherwise reasonably satisfactory to the Stockholders. Each of the Initial Budget and the other budgets to be delivered hereunder (including any revisions thereof) is referred to herein as a “Budget”.

4.3 Financial Reporting.

In addition to each Investors and Major Stockholder’s information and inspection rights contained in the Investor Rights Agreement, the Corporation shall deliver to each Stockholder the following:

(a) within twenty business days after the end of each month, commencing with the month ended February 29, 2004 (i) the consolidated unaudited balance sheet of the Corporation and its Subsidiaries at the end of such month, (ii) the consolidated unaudited statements of income and cash flows of the Corporation and its Subsidiaries for such month, (iii) the unaudited comparative statements of income of the Corporation and its Subsidiaries for the year-to-date and the current Budget for the year-to-date, each as of the last day of such month and (iv) an unaudited schedule of total expenses by account for such month;

(b) within 90 business days after the end of each fiscal year of the Corporation, (i) a comparison of the consolidated balance sheet of the Corporation and its Subsidiaries at the end of such fiscal year to the current Budget and (ii) a comparison of the consolidated statements of income and cash flows of the Corporation and its Subsidiaries for such fiscal year to the current Budget; and

(c) to the extent the Corporation is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act of 1934, as amended, actually prepared by the Corporation, as soon as available.

All financial statements to be delivered under this Section 4.3 shall have been prepared in accordance with the books and records of the Corporation and in accordance with United States generally accepted accounting principles, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments. At any time at which the Corporation has any Subsidiaries or owns or controls, directly or indirectly, any equity or voting interest in any Person, all such financial statements shall be the consolidated financial statements of the Corporation and such Subsidiaries and, if required by United States generally accepted accounting principles, such other Persons in which the Corporation owns or controls, directly or indirectly, any equity or voting interest.

4.4 Payment of Obligations.

The Corporation shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged all material claims or demands, and all Taxes levied or imposed upon such Person or upon the income, profits or property of such Person; provided, however, that the Corporation shall not be required to pay or discharge or cause to be paid or discharged any such claim, demand, or Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made.

4.5 Insurance.

(a) The Corporation shall, or shall cause its Subsidiary to, use commercially reasonable efforts to obtain within 90 days of the Closing and shall at all times thereafter maintain term life insurance payable to the Corporation or such Subsidiary upon the life of David Hofstatter in an amount not less than $2,000,000; provided that such insurance may be obtained at a reasonable cost to the Corporation.

(b) The Corporation shall use commercially reasonable efforts to increase within 90 days of the Closing, and shall at all times thereafter maintain, its directors’ and officers’ liability insurance from E-Risk/Illinois Union Insurance Company (“E-Risk”) to provide up to $5,000,000 in aggregate coverage; provided that, at the Corporation’s election, the Corporation may obtain new coverage in such amount from E-Risk or any other national recognized insurance company that is rated “A” or above. The Corporation shall at all times ensure that the Charter and the by-laws of the Corporation shall each provide for indemnification of the Corporation’s officers and directors to the fullest extent permitted by applicable Law

4.6 Non-Disclosure Agreements and Related Matters.

The Corporation shall use all reasonable efforts to cause all future employees of the Corporation or any of its Subsidiaries to enter into an agreement, substantially in the form attached as Exhibit E to the Securities Purchase Agreement (i) assigning to the Corporation or any of its Subsidiaries any and all Intellectual Property Rights (as defined in the Securities Purchase Agreement) that were devised, developed or designed by such employee or independent contractor within the scope of their employment or engagement with the Corporation or such Subsidiary and acknowledging that each piece of such intellectual property constitutes a “work made for hire” for the Corporation or such Subsidiary, and (ii) providing for confidentiality and nonsolicitation on the part of the employee.

4.7 Conduct of Business.

The Corporation shall (a) take all actions required to assure that the Corporation and each of its Subsidiaries remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) take all actions required to assure that the Corporation and each of its Subsidiaries maintains all requisite permits to conduct its business, and (c) conduct its business, and cause each of its subsidiaries to conduct its business in compliance with all laws.

4.8 Amendment to Investor Rights Agreement.

The Corporation, the Major Stockholders and the Management Members shall utilize commercially reasonable efforts to obtain a signature on the IRA Amendment from each Corporation stockholder that is a party to the Investor Rights Agreement.

4.9 Market Stand-off Agreement.

Each Investor and Major Stockholder hereby covenants and agrees that, during such period as is determined by the Corporation’s underwriters (not to exceed 180 days following the effective date of the first registration statement filed by the Corporation under the Securities Act of 1933, as amended, covering Common Stock (or other securities) to be sold on the Corporation’s behalf to the public in an underwritten initial public offering, Stockholder shall not, to the extent requested by the Corporation, sell or otherwise transfer or dispose of (other than to a donee who agrees to be similarly bound) any Shares except such Shares (if any) as the Corporation in its discretion may include in such registration. In order to enforce the foregoing covenants, the Corporation may impose stop transfer instructions with respect to the Shares until the end of any such period.

4.10 Exchange Amendment.

The parties hereby (a) acknowledge that, pursuant to Section 1(e) of the Securities Purchase Agreement and prior to the execution of the IRA Amendment by each stockholder that is a party to the Investor Rights Agreement, the Investors are permitted to convert their shares of Series E Preferred Stock into shares of Series E-1 Preferred Stock, and further that the Investors are permitted to convert such shares of Series E-1 Preferred Stock back into shares of Series E Preferred Stock and (b) agree to take such actions and execute such other instruments, including approving of an amendment to the Articles of Incorporation, as shall be necessary to effectuate each Investor’s conversion rights pursuant to Section 1(e) of the Securities Purchase Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination.

This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

5.2 Legend on Stock Certificates.

Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED FEBRUARY 12, 2004, AMONG CALLWAVE, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF CALLWAVE, INC.”

5.3 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

Other than with respect to matters relating to the internal governance of the Corporation, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of California to be applied. All matters which are the subject of this Agreement relating to matters of internal governance of the Corporation shall be governed and construed in accordance with the laws of the State of California, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of California to be applied.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE SUPERIOR COURT IN AND FOR THE COUNTY OF SANTA BARBARA, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION

OR PROCEEDING IN THE SUPERIOR COURT IN AND FOR THE COUNTY OF SANTA BARBARA, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.4 Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.5 Assignments; Successors and Assigns.

Except in connection with any Transfer of Shares in accordance with this Agreement, the rights of each party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

5.6 Amendments; Waivers.

This Agreement may only be modified or amended by an instrument in writing signed by the Corporation, the Series E Majority, the holders of at least a majority of the Shares held by the Management Members and the holders of at least a majority of the outstanding Major Stockholder Shares. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver. The Series E Majority may grant a waiver or effect any modification or amendment on behalf of all Investors.

5.7 Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)	if to the Corporation, to:

CallWave, Inc.

136 W. Canon Perdido Street

Santa Barbara, CA 93101-8207

Telecopy: (805) 690-4211

Attention: David Hofstatter

with a copy to:

Reicker, Pfau, Pyle, McRoy & Herman LLP

1421 State Street, Suite B

Santa Barbara, CA 93101

Telecopy: (805) 966-3320

Attention: Michael Pfau, Esq.

(ii)	if to an Investor, to:

Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, NY 10019

Telecopy: (212) 230-9272

Attention: George McCulloch

with a copy to:

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, NY 10112

Telecopy: (212) 208-2420

Attention: Ilan, Nissan, Esq.

(iii) if to a Major Stockholder or Management Member, to such Major Stockholder’s or Management Member’s, as applicable, most recent address as contained in the books and records of the Corporation.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

5.8 Headings.

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

5.9 Nouns and Pronouns.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

5.10 Entire Agreement.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the Closing Date except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

5.11 Counterparts.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the date first written above.

CORPORATION:

CALLWAVE, INC.

By:	/s/ DAVE HOFSTATTER
Name: Dave Hofstatter
Title: CEO

INVESTORS:

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C.
its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L.L.C.
its Investment General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS IV
(CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C.,
its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS IV
(FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C.,
its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the date first written above.

MAJOR STOCKHOLDERS:

NEW MILLENNIUM PARTNERS II, LP

By:	/s/ ROBERT SENOFF
Name:
Title:

WOODLAND VENTURE FUND, LP

By:	/s/ BARRY RUBENSTEIN
Name:
Title:

/s/ PETER V. SPERLING
Peter V. Sperling

/s/ STEPHANIE SPERLING
Stephanie Sperling

MANAGEMENT MEMBERS:

/s/ DAVID HOFSTATTER
David Hofstatter

/s/ DAVID TRANDAL
David Trandal

/s/ JASON SPIEVAK
Jason Spievak

Delphi Ventures, LLC

By:	/s/ ROBERT A. DOLAN
Name: Robert A. Dolan
Title:

SIGNATURES TO STOCKHOLDERS’ AGREEMENT OF WHEATLEY PARTNERS, ET AL.

WHEATLEY PARTNERS, L.P.			WHEATLEY FOREIGN PARTNERS III, L.P.

BY:	WHEATLEY PARTNERS, LLC, its General Partner		BY:	WHEATLEY PARTNERS III, LLC, its General Partner

	By:	/s/ Barry Rubenstein		By:	/s/ Barry Rubenstein
		Barry Rubenstein			Barry Rubenstein

WHEATLEY PARTNERS II, L.P.			WOODLAND PARTNERS

	By:	/s/ Barry Rubenstein		By:	/s/ Barry Rubenstein
		Barry Rubenstein, its General Partners			Barry Rubenstein, its General Partners

WHEATLEY PARTNERS III, L.P.			BROOKWOOD PARTNERS

BY:	WHEATLEY PARTNERS III, LLC, its General Partner		BY:	/s/ Barry Rubenstein Barry Rubenstein, its General Partners

By:	/s/ Barry Rubenstein
Barry Rubenstein

WHEATLEY ASSOCIATES III, L.P.			WOODLAND VENTURE FUND

By:	WHEATLEY PARTNERS III, LLC, its General Partner		By:	/s/ Barry Rubenstein Barry Rubenstein, General Partner

By:	/s/ Barry Rubenstein

WHEATLEY FOREIGN PARTNERS, L.P.			SENECA VENTURES

By:	WHEATLEY PARTNERS, LLC, its General Partner		By:	/s/ Barry Rubenstein Barry Rubenstein, General Partner
By:	/s/ Barry Rubenstein
	Barry Rubenstein		/s/ Barry Rubenstein
Barry Rubenstein, individually

ADDITIONAL SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

THE UNDERSIGNED hereby affirms that it is a party to the foregoing Stockholders’ Agreement dated as of February 12, 2004, as a “Major Stockholder” thereunder, and that all shares of the Common Stock of CallWave, Inc., a California corporation (the “Company”), held by the undersigned are subject to the restrictions imposed thereunder upon shares of Company capital stock held by “Major Stockholders.”

SUMMERHILL TRUST

2/12/04	By:	/s/ Robert A. Dolan
Robert A. Dolan, its authorized Agent

SPOUSAL CONSENT

The undersigned, being the spouse of a “Management Member” named in the foregoing Stockholders’ Purchase Agreement (the “Agreement”), hereby (a) acknowledges having read and understood the Agreement, (b) further acknowledges that such Agreement imposes upon the shares of the capital stock of CALLWAVE, INC., a California corporation, that are registered in the name of my spouse (the “Shares”) certain restrictions on transfer, and (c) consents to and accepts the terms and conditions of such Agreement, and agrees that the same shall bind the marital interest, if any, that the undersigned may have in such Shares registered in the name of my spouse.

February 12, 2004	/s/ Lynette Figueras-Spievak

Date	Lynette Figueras-Spievak

SPOUSAL CONSENT

The undersigned, being the spouse of a “Management Member” named in the foregoing Stockholders’ Purchase Agreement (the “Agreement”), hereby (a) acknowledges having read and understood the Agreement, (b) further acknowledges that such Agreement imposes upon the shares of the capital stock of CALLWAVE, INC., a California corporation, that are registered in the name of my spouse (the “Shares”) certain restrictions on transfer, and (c) consents to and accepts the terms and conditions of such Agreement, and agrees that the same shall bind the marital interest, if any, that the undersigned may have in such Shares registered in the name of my spouse.

2/12/04	/s/ Gina M. Hofstatter

Date	Gina M. Hofstatter

SPOUSAL CONSENT

The undersigned, being the spouse of a “Management Member” named in the foregoing Stockholders’ Purchase Agreement (the “Agreement”), hereby (a) acknowledges having read and understood the Agreement, (b) further acknowledges that such Agreement imposes upon the shares of the capital stock of CALLWAVE, INC., a California corporation, that are registered in the name of my spouse (the “Shares”) certain restrictions on transfer, and (c) consents to and accepts the terms and conditions of such Agreement, and agrees that the same shall bind the marital interest, if any, that the undersigned may have in such Shares registered in the name of my spouse.

February 12, 2004	/s/ Jacalyn L. Trandal

Date	Jacalyn L. Trandal

Annex I

Investors	Investor Shares
	Common Stock	Series E Preferred Stock
INSIGHT VENTURE PARTNERS IV, L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	1,264,945.60	2,371,773.00

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	169,112.80	317,086.50

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	155,890.40	292,294.50

INSIGHT VENTURE PARTNERS IV (FUND B), L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch in each case, with a copy to:	10,051.20	18,846.00

O’MELVENY & MYERS LLP 30 Rockefeller Plaza New York, New York 10112 Telephone: 212-408-2443 Facsimile: 212-408-2420 Attn: Ilan S. Nissan, Esq.

Major Stockholder	Major Stockholder Shares
New Millennium Partners – CallWave	625,000
New Millennium Partners II	756,643
New Millennium Partners II Non-Q	331,011
Barry Rubenstein	83,333
Wheatley Partners III	669,953
Woodland Venture Fund	199,299
Wheatley Partners	191,306
Woodland Partners	184,031
Seneca Ventures	157,633
Wheatley Associates III	146,610
Wheatley Foreign Partners III	143,285
Wheatley Partners II	99,854
Brookwood Partners	39,354
Wheatley Foreign Partners	16,207
Peter V. & Stephanie Sperling	6,101,210
Summerhill Trust	1,000,000

Management Member	Management Shares
David F. Hoffstatter	2,701,138
David S. Trandal	1,182,345
Delphi Ventures, LLC	1,097,206